Exhibit 99.1

Courier Reports Fourth-Quarter and Year-end Results

Earnings in Line with Q4 Guidance

NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--November 6, 2008--Courier Corporation (Nasdaq: CRRC), one of America’s leading book manufacturers and specialty publishers, today announced fourth-quarter and full-year results for its fiscal year ended September 27, 2008.

Revenues for the fourth quarter were $76.3 million, down 5% from $80.5 million a year earlier. Net income for the fourth quarter was $7.2 million or $.60 per diluted share, versus $9.4 million or $.74 per diluted share in fiscal 2007’s fourth quarter.

For fiscal 2008 overall, revenues were $280 million, down 5% from $295 million in 2007, and the company incurred a net loss for the year of $370,000 or $.03 per diluted share, versus fiscal 2007 net income of $25.7 million or $2.03 per diluted share. Included in the loss for fiscal 2008 was a non-cash, pre-tax impairment charge of $23.8 million taken in the third quarter due to disappointing results at Courier’s Creative Homeowner publishing business. With the completion of the impairment assessment in the fourth quarter, this charge was reduced by $200,000 to $23.6 million, with an after-tax impact of $15.4 million, or $1.25 per share. Excluding the impairment charge, income for fiscal 2008 was $15 million or $1.22 per diluted share.

Full-year sales and income were off in both of Courier’s business segments, book manufacturing and specialty book publishing. The challenges were greatest at Creative Homeowner, a publishing business focused on home design and home improvement, markets hit hard by the nationwide crisis in housing and home financing. In response, Courier took a variety of measures to streamline Creative Homeowner’s operations and reduce market risks, including headcount reductions, inventory writedowns, a tightening of editorial focus and a planned withdrawal from its book distribution business. Taken together, these measures are expected to reduce the loss at Creative Homeowner by more than $3 million in 2009.

“We faced a rising tide of challenges across the entire economy,” said Courier Chairman and Chief Executive Officer James F. Conway III. “The depth of the housing recession, its impact on other business sectors, and the global crisis in the financial marketplace were more than we bargained for, extending beyond Creative Homeowner to the rest of our publishing segment. In addition, on the manufacturing side we had to contend with unexpected softness in education sales due in part to publishing industry consolidation. As a result, we did not reach our targets and guidance for the year, though our fourth-quarter forecast proved accurate.

“Yet against these odds, we accomplished a great deal. In book manufacturing, we completed the largest program of capital investment in our history, and we now have the most efficient plants in North America for the production of four-color books and religious scriptures. And despite the grim economic news, overall book manufacturing sales were down less than one percent for the year, as we added more than 40 new publishers to our customer base. In specialty publishing, we took aggressive measures to reduce costs in light of current market conditions. Across all our businesses, we believe our strong market focus, efficient technology and service leadership will continue to differentiate us and help us deliver improved performance under a range of economic scenarios.”

Book manufacturing: fourth-quarter sales up

Courier’s book manufacturing segment had fourth-quarter sales of $63.5 million, up 2% from last year’s fourth quarter. Pre-tax earnings for the segment were $10.3 million in the quarter, down 18% from $12.5 million in fiscal 2007. For the full year, book manufacturing sales were $229.8 million, off 1% from $231.5 million last year. Pre-tax earnings for the year were $26.5 million, down 27% from $36.4 million in 2007. Gross profit as a percentage of the year’s sales was 24.0% versus 28.2% in 2007, reflecting a competitive pricing environment, lower capacity utilization, and increases in depreciation and benefit costs.

The book manufacturing segment focuses on three publishing markets: education, religious, and specialty trade. Sales to the education market were $29.9 million in the fourth quarter, up 2% from a year earlier. For the year, education sales were $96.5 million, down 5% from fiscal 2007, reflecting unexpectedly slow sales earlier in the year following the consolidation of two large educational publishers, but also cautious ordering throughout the industry. Sales to the religious market were down 3% in the fourth quarter to $16.6 million, with a 2% increase at Courier’s largest religious customer offset by decreased volume among smaller religious trade publishers. For the year, religious sales were up 4% to $65.7 million, including a 7% increase at that major customer. Fourth-quarter sales to the specialty trade market were $14.4 million, up 5% from last year. For the year, specialty trade sales were $55.8 million, up 3% from 2007, reflecting the acquisition of new customers as well as additional four-color business from Creative Homeowner following the expiration of its external manufacturing contract.

“After being down in education sales through June, we were pleased to see them return to positive territory, though they were still below expectations,” said Mr. Conway. “A key factor earlier this year was the consolidation of two major publishers, which led to the cancellation of a number of redundant titles and a significant cutback in inventories. But as the year progressed, a larger factor was the growing budget squeeze on school districts in the face of high energy costs and a deteriorating economy. In this environment, most publishers of elementary and high school textbooks have been conserving capital, ordering cautiously and controlling inventories tightly. Fortunately for Courier, the larger part of our textbook business comes from the higher education market, which has continued to grow as college enrollments have grown. And we have been working hard to secure our share in both the elementary/high school and college markets going into 2009. With increased commitments from two key customers, we have begun the new fiscal year with significantly higher utilization levels for textbook manufacturing.

“In our other book manufacturing markets, we were pleased with our growth considering the external economic environment. With the completion of a multi-year technology upgrade at our Philadelphia plant, we look forward to a period of lower capital expenditures throughout the company. And we have now added enough capacity to meet the volume needs of our largest religious customer for years to come, while also gaining the efficiency to deliver at the lower unit costs needed for expanded scripture distribution around the world. Meanwhile, in specialty trade, our increased sales force brought a steady stream of new accounts into our customer base, enabling us to grow that business ahead of the overall market.”

Specialty publishing: strong measures taken to improve results at Creative Homeowner

Courier’s specialty publishing segment includes three businesses: Dover Publications, a niche publisher with thousands of titles in dozens of specialty trade markets; Research & Education Association (REA), a publisher of test preparation books and study guides; and Creative Homeowner, a publisher and distributor of books on home design, decorating, landscaping, gardening and crafts. Overall, the segment reported fourth-quarter sales of $16.4 million, down 18% from fiscal 2007’s fourth quarter. The segment’s pre-tax income for the quarter was $1.1 million, versus $2.6 million a year earlier. For the year, specialty publishing sales were $61.8 million, down 15% from fiscal 2007. Full-year pre-tax loss was $1.6 million, versus pre-tax income of $5.6 million in 2007.

Creative Homeowner’s performance presented the year’s biggest challenge, with sales down 33% in the fourth quarter and 27% for the year, reflecting the continuing nationwide housing crisis and resulting reductions in store traffic at home improvement centers, a crucial sales channel. As the problems became more severe, the company took remedial measures in the third and fourth quarters, including reductions in personnel and the elimination of non-core titles and product development activities. In conjunction with these measures and in recognition of Creative Homeowner’s underperformance and diminished prospects, Courier also took a third-quarter, non-cash impairment charge, which was finalized in the fourth quarter at $23.6 million. In addition, the company decided to exit from Creative Homeowner’s business as a book distributor, allowing it to concentrate on its principal publishing operations. This transition is expected to be completed during the first quarter of fiscal 2009.

“Creative Homeowner has faced unique challenges because of the continuing turmoil in the markets it serves,” said Mr. Conway. “The good news is that we have taken aggressive measures to reduce costs and protect this valuable property from further erosion until the market improves. Exiting the book distribution business is a key step in this process, and should help reduce losses substantially going forward. We are moving carefully and deliberately to effect this transition with a minimum of disruption to our customer’s operations, and we remain grateful for their continuing interest in Creative Homeowner’s award-winning products. Meanwhile, our other publishing businesses fared better, though still below expectations as economically challenged retailers reduced spending in the face of declining consumer confidence.”

At Dover Publications, the segment’s largest business, sales were down 9% both in the fourth quarter and for the year as a whole. At REA, sales were down 14% in the quarter and down 2% for the year, following three straight years of greater than 15% growth.

“This has been a difficult year for publishers and retailers everywhere,” said Mr. Conway. “As the housing crisis spread to other sectors of the economy, the problems faced by Creative Homeowner were echoed to a lesser degree at both of our other publishing businesses. In response, we have worked aggressively throughout the segment to streamline operations and lower costs without wavering in our determination to build these valuable publishing brands and reach out to readers across all our markets. Combining a strong defense with a good offense in the form of outstanding editorial quality, effective merchandising and innovative retail partnerships will help bring us through this period with our profitability intact and our brands well positioned for the future.”

Outlook

“Until the situation in the global financial marketplace eases and consumer confidence begins to return, we expect the sales environment to remain challenging across the board,” said Mr. Conway. “These uncertainties make it hard to forecast with confidence, and as a result our guidance for fiscal 2009 will be wider than usual.

“In the near term, we expect a disappointing holiday season to put a damper on performance in our specialty publishing segment. Looking ahead to 2009, we expect the steps we have taken at Creative Homeowner will ease the acute problems of 2008, and while we do not expect a full recovery, we do expect improved performance as the year progresses.

“In the education market, we expect spending at the elementary and high school levels to be weaker in 2009. In the higher education segment, which makes up the majority of our education sales, we have had important initial successes in securing a growing share of business with two key customers. Overall, we continue to expect modest growth in education sales. In our religious business, the completion of our facilities upgrade now allows us to compete in a growing range of international markets. And in specialty trade, the new accounts we gained in 2008 should continue to help us in 2009, though prolonged weakness in the economy may lead to falling inventories and reduced reprint orders.

“Factors not incorporated into our guidance include the potential impact of continued weakness in the credit markets on customers, competitors and vendors in both of our business segments, as well as impairment or restructuring charges, if any.

“Our greatest strength going into this tough economy is our solid financial condition. We are among the healthiest companies in our industry, with strong cash flow, low debt, and an excellent infrastructure thanks to our disciplined program of capital investment over the last several years. With this wave of investment behind us, and with continued discipline in our fiscal management, we expect to generate significant cash and be ready for the opportunities and challenges that are sure to come.

“This confidence is reflected in today’s decision by our Board of Directors to approve yet another dividend increase. Simultaneously with this release of fiscal 2008 operating results, Courier’s Board of Directors has declared a quarterly dividend of $.21 per share, an increase of 5% over the previous dividend. The increase marks the twelfth consecutive year of dividend increases at Courier.

“For fiscal 2009 overall, we expect to achieve total sales of between $284 million and $297 million. We expect earnings per share of between $1.20 and $1.50, versus our fiscal 2008 earnings of $1.22 per diluted share, excluding the impairment charge.

“In addition to measuring our performance by generally accepted accounting principles, we also track several non-GAAP measures including EBITDA (earnings before interest, taxes, depreciation and amortization) as an additional indicator of the company's operating cash flow performance. This measure should be considered in addition to, not a substitute for or superior to measures of financial performance prepared in accordance with GAAP. In fiscal 2009 we expect EBITDA to be between $46 million and $52 million, compared to $46 million in fiscal 2008.”

About Courier Corporation

Courier Corporation publishes, prints and sells books. Headquartered in North Chelmsford, Massachusetts, Courier has two business segments, full-service book manufacturing and specialty publishing. For more information, visit www.courier.com.

This news release includes forward-looking statements. Statements that describe future expectations, plans or strategies are considered “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission. The words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers’ demand for the Company’s products, including seasonal changes in customer orders and shifting orders to lower cost regions, changes in market growth rates, changes in raw material costs and availability, pricing actions by competitors and other competitive pressures in the markets in which the Company competes, consolidation among customers and competitors, success in the execution of acquisitions and the performance and integration of acquired businesses including carrying value of intangible assets, restructuring and impairment charges required under generally accepted accounting principles, changes in operating expenses including medical and energy costs, changes in technology including migration from paper-based books to digital, difficulties in the start up of new equipment or information technology systems, changes in copyright laws, changes in tax regulations, changes in environmental regulations, changes in the Company’s effective income tax rate and general changes in economic conditions, including currency fluctuations, changes in interest rates, changes in consumer confidence, changes in the housing market, and tightness in the credit markets. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements will prove to be accurate. The forward-looking statements included herein are made as of the date hereof, and the Company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

COURIER CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share amounts)

	QUARTER ENDED		YEAR ENDED
	September 27,	September 29,	September 27,	September 29,
	2008	2007	2008	2007

Net sales	$76,296	$80,533	$280,324	$294,592
Cost of sales	53,541	52,369	202,445	198,229

Gross profit	22,755	28,164	77,879	96,363

Selling and administrative expenses	11,544	12,820	53,034	53,926
Impairment charge (1)	(207)	-	23,643	-
Interest expense, net	244	454	1,133	1,571

Income before taxes	11,174	14,890	69	40,866

Provision for income taxes	3,971	5,458	439	15,121

Net income (loss)	$7,203	$9,432	($370)	$25,745

Net income (loss) per diluted share	$0.60	$0.74	($0.03)	$2.03

Cash dividends declared per share	$0.20	$0.18	$0.80	$0.72

Wtd. average diluted shares outstanding	12,007	12,716	12,294	12,689

SEGMENT INFORMATION:

Net sales:
Book Manufacturing	$63,539	$62,551	$229,792	$231,474
Specialty Publishing	16,391	20,055	61,767	72,890
Elimination of intersegment sales	(3,634)	(2,073)	(11,235)	(9,772)
Total	$76,296	$80,533	$280,324	$294,592

Income (loss) before taxes:
Book Manufacturing	$10,262	$12,500	$26,496	$36,415
Specialty Publishing	1,149	2,572	(1,562)	5,586
Impairment charge (1)	207	-	(23,643)	-
Stock based compensation	(358)	(359)	(1,313)	(1,460)
Intersegment profit	(86)	177	91	325
Total	$11,174	$14,890	$69	$40,866

(1) This amount represents the non-cash pre-tax impairment charge related to Creative Homeowner in accordance with SFAS 142 and SFAS 144, as finalized in the fourth quarter of fiscal 2008. On an after-tax basis, the impairment charge was $15.4 million, or $1.25 per diluted share.

COURIER CORPORATION
SEGMENT RESULTS OF OPERATIONS (Unaudited)
(In thousands)

BOOK MANUFACTURING SEGMENT	QUARTER ENDED		YEAR ENDED
	September 27,	September 29,	September 27,	September 29,
	2008	2007	2008	2007

Net sales	$63,539	$62,551	$229,792	$231,474
Cost of sales	47,336	43,171	174,750	166,118

Gross profit	16,203	19,380	55,042	65,356

Selling and administrative expenses	5,831	6,900	28,869	29,220

Operating income	10,372	12,480	26,173	36,136

Interest (income) expense	110	(20)	(323)	(279)

Income before taxes	$10,262	$12,500	$26,496	$36,415

SPECIALTY PUBLISHING SEGMENT	QUARTER ENDED		YEAR ENDED
	September 27,	September 29,	September 27,	September 29,
	2008	2007	2008	2007

Net sales	$16,391	$20,055	$61,767	$72,890
Cost of sales	9,753	11,448	39,021	42,208

Gross profit	6,638	8,607	22,746	30,682

Selling and administrative expenses	5,355	5,561	22,852	23,246

Operating income	1,283	3,046	(106)	7,436

Interest expense	134	474	1,456	1,850

Income (loss) before tax and impairment charge	$1,149	$2,572	$(1,562)	$5,586

Impairment charge	(207)	-	23,643	-

Income (loss) before taxes	$1,356	$2,572	$(25,205)	$5,586

COURIER CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
(In thousands)

	September 27,	September 29,
ASSETS	2008	2007

Current assets:
Cash and cash equivalents	$178	$1,549
Investments	820	-
Accounts receivable	45,626	47,673
Inventories	37,166	38,183
Deferred income taxes	4,680	3,469
Other current assets	1,528	1,550
Total current assets	89,998	92,424

Property, plant and equipment, net	95,692	97,778
Goodwill and other intangibles	43,832	68,103
Prepublication costs	9,595	10,220
Other assets	1,381	1,310

Total assets	$240,498	$269,835

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current maturities of long-term debt	$93	$91
Accounts payable	16,966	20,111
Accrued taxes	3,560	2,129
Other current liabilities	12,557	14,061
Total current liabilities	33,176	36,392

Long-term debt	23,646	17,375
Deferred income taxes	4,687	9,446
Other liabilities	2,765	3,619

Total liabilities	64,274	66,832

Total stockholders' equity	176,224	203,003

Total liabilities and stockholders' equity	$240,498	$269,835

COURIER CORPORATION
CONSOLIDATED STATEMENTS OF FREE CASH FLOW (Unaudited)
(In thousands)

	For the Years Ended
	September 27,	September 29,
	2008	2007

Operating Activities:
Net income (loss)	$(370)	$25,745
Adjustments to reconcile net income to cash provided from operating activities:

Depreciation and amortization	21,373	18,856
Impairment charge	23,643	-
Stock based compensation	1,313	1,460
Deferred income taxes	(5,970)	1,098
Changes in working capital	(132)	(10,155)
Other, net	(1,118)	451

Cash provided from operating activities	38,739	37,455

Investments in organic growth:
Capital expenditures	(12,865)	(26,378)
Prepublication costs	(5,000)	(5,417)

Free cash flow	20,874	5,660

Financing Activities:
Long-term borrowings, net	6,273	156
Cash dividends	(9,881)	(9,007)
Proceeds from stock plans	1,749	2,608
Stock repurchases	(19,592)	-
Other	(794)	649

Cash used for financing activities	(22,245)	(5,594)

Increase (decrease) in cash and cash equivalents	$(1,371)	$66

RECONCILIATION TO GAAP PRESENTATION

Investing Activities:
Capital expenditures	(12,865)	(26,378)
Prepublication costs	(5,000)	(5,417)
Other	(820)	-
Cash used for investing activities	$(18,685)	$(31,795)

Other non-GAAP measures - EBITDA:
Net income (loss)	$(370)	$25,745
Provision for income taxes	439	15,121
Interest expense, net	1,133	1,571
Depreciation and amortization	21,373	18,856
Impairment charge	23,643	-
EBITDA	$46,218	$61,293

In addition to measuring our performance by generally accepted accounting principles, we also track several non-GAAP measures including Free Cash Flow and EBITDA (earnings before interest, taxes, depreciation and amortization) as additional indicators of the company's operating cash flow performance. These measures should be considered in addition to, not a substitute for or superior to measures of financial performance prepared in accordance with GAAP.

CONTACT:
Courier Corporation
James F. Conway III, 978-251-6000
Chairman,
President and Chief Executive Officer
or
Peter M. Folger, 978-251-6000
Senior Vice President and
Chief Financial Officer
www.courier.com